EAST TEXAS FINANCIAL SERVICES, INC.


  1200 South Beckham o P. O. Box 6910 o Tyler, TX 75711-6910 o 903-593-1767
                                                             o Fax 903-593-1094




                                  NEWS RELEASE


For verification, contact:          Gerald W. Free, Vice Chairman/President/CEO
                                    Derrell W. Chapman, Vice President/COO/CFO

Telephone:    (903) 593-1767
Fax:          (903) 593-1094

For immediate release:  January 29, 1999

------------------------------------------------------------------------------

                       EAST TEXAS FINANCIAL SERVICES, INC.
                    REPORTS EARNINGS, DECLARES CASH DIVIDEND
                                       AND
                       ANNOUNCES STOCK REPURCHASE PROGRAM

Tyler, Texas, January 29, 1999, - - - East Texas Financial Services, Inc., the holding Company for First Federal Savings and Loan Association of Tyler, Texas, today reported that consolidated net income for the three months ended December 31, 1998, was $175,771 or $0.13 per share, compared to $144,304 or $0.10 per share reported for the same period in 1997.

In conjunction with the release of earnings, Gerald W. Free, Vice Chairman of the Board, President and CEO, announced that the Company would continue its quarterly cash dividend of $0.05 per share to be paid on February 24, 1999 to stockholders of record as of February 10, 1999. The annualized dividend yield is approximately 2.05% based on the most recent market price of $9.75.

In addition, Mr. Free stated that the Company was announcing its intention to repurchase up to 73,203 shares, or approximately 5%, of the Company's outstanding shares of stock. He stated that the shares would be repurchased in the open market over the next several months at prevailing market prices from time to time depending upon market conditions.

President  Free stated  that,  "the Board of Directors  believes  that the stock repurchase represents an attractive investment opportunity and that the repurchase will benefit the Company and its stockholders." The repurchased shares will become treasury shares and will be used for issuance of shares in connection with the exercise of stock options as well as general corporate purposes.

Over the past three months, shares of the Company's stock have traded between $8.125 and $13.25 per share. At December 31, 1998, the Company had 1,464,056 shares of stock outstanding and a book value per share of approximately $14.00.

Capital levels for the Company's wholly owned subsidiary, First Federal Savings and Loan Association of Tyler, were reported, at December 31, 1998, as 13.97% for both tangible and core ratios. The minimum regulatory requirements for tangible and core capital ratios were 1.50% and 4.00% respectively. The Association's risk-based capital ratio was 36.98% at quarter end as compared to the minimum 8.0% regulatory requirement.

At December 31, 1998, non-performing assets totaled $331,000 or 0.25% of total assets as compared to $228,000 or 0.18% of total assets at September 30, 1998. Non-performing loans equaled $331,000 or 0.54% of loans receivable at December 31, 1998, compared to $228,000 or 0.37% at September 30, 1998. Classified assets were reported as $506,000 or 0.39% of total assets at December 31, 1998, compared to $570,000 or 0.46% of total assets at September 30, 1998.

East Texas Financial Services, Inc., is the holding company for First Federal Savings and Loan Association of Tyler, Texas, which presently operates two full service offices and two loan agencies in the Tyler area.

Mr. Free also noted that the Company anticipates the opening of its new branch office at 7205 S. Broadway in Tyler sometime in February. He said that the Company was looking forward to introducing additional lines of business for all of First Federal's offices in conjunction with the opening of the new office. "We will offer all of the products and services our customers have been accustomed to and we will add a full line of commercial banking services, including commercial and consumer lending, commercial and personal checking, ATM machines and cards, check cards, telephone banking, safe deposit boxes and other services. First Federal/Tyler will bring the same dedication and commitment to its banking services as we have for the past 75 years in the home lending business. We want First Federal/Tyler to be the first bank of choice for our existing and future customers."

The Company's stock is traded under the symbol "ETFS" on the OTC Electronic Bulletin Board.








                                     - end -